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The following material was used by company employees and other advisors following the public announcement of the entry into a merger agreement by Lucent Technologies Inc. and Alcatel:

Q&A
Table of Contents

A	The deal	2
	A.1 The Why’s
	A.2 Structure of the deal & process
	A.3 Organization
	A.4 Legal issues
	A.5 Name & brand
	A.6 Risks associated with the deal
	A.7 Detailed financials
	A.8 Shareowners issues

B	Customer/Markets/Products/Manufacturing	23
	B.1 Customers
	B.2 Carrier markets
	B.3 Products
	B.4 Manufacturing

C	R&D	29
	C.1 Combined R&D
	C.2 Bell Labs
	C.2 Security issues

D	Thales	31
	D.1 Outstanding situation
	D.2 Security issues

E	Employees	32
	E.1 Workforce
	E.2 Unions

F	Specific questions	36
	F.1 Alcatel
	F.2 Lucent

G	Competition	38

H	Compliance	39

A	THE DEAL

A.1	The Whys

1.	Why merge?
The primary driver of this combination is to generate significant growth in revenues and earnings based on the market opportunities for next-generation networks, services and applications, while yielding significant synergies. The combined company’s increased scale, scope and global capabilities will enhance its sustainable shareowner value from year one.
This combination is about a strategic fit between two experienced and well-respected global communications leaders, who together will become the global leader in convergence.
What these companies can accomplish together far exceeds what we could do alone. The combined people, capabilities and customer relationships will enhance our competitive standing in the high-growth areas of next-gen networks:
•	3G wireless

•	IMS

•	Broadband access

•	Optical

•	Applications

•	Services.
A combined Alcatel and Lucent will:
•	Be global in scale

•	Have clear leadership in next-generation networks as the global leader in convergence

•	Boast one of the largest R&D capabilities focused on communications

•	Employ the largest and most experienced global services team in the industry

•	Create sustainable shareowner value with ownership in the most dynamic, global player in end-to-end communications solutions.

2.	Why now?
Now is the optimal time because this combination gives both companies a distinct time-to-market advantage in a market that is changing significantly. This is the first Tier 1 combination in equipment suppliers, which gives us a great start.
Scale and speed to market have become even more critical as the communications landscape changes rapidly due to competition, consolidation and complexity — three industry forces that now make this combination a logical and prudent course for both Alcatel and Lucent.
•	Customers’ competitive landscape continues to be under tremendous change as the boundaries between the telecom, media and Internet worlds converge.

•	The telecom industry continues to consolidate

•	A new cycle of network transformation is taking place, as the lines between enterprise, wireless and wireline networks continue to blur, which introduces even greater complexity to our customers’ networks.
The winners in this type of marketplace will be defined by having partners who respond most quickly and with the most agility to the changing market dynamics.
New opportunities have developed that make this combination more logical and potent than ever. This combination gives us that advantage in terms of our global footprint and investment euros for R&D.
This combination gives us the largest services and support team in the industry.
The IP transformation will be at the heart of next-generation networks, wireline, wireless and converged networks and solutions. It necessitates a comprehensive solution and view of the network. Alcatel and Lucent combined will have the most robust portfolio of wireless, wireline NGN/IMS, converged products and applications and integration capabilities.
Delivering on the promise of triple play networks for voice, video and data with new services like IPTV and other blended services over packet networks.

3.	Why did the same transaction fail in 2001? Why could it succeed now? Which lessons were learnt?
In May 2001, both Lucent and Alcatel determined that it was not the optimal time to complete a merger.
Over the last five years, the communications industry and these companies have continued to change.
Competition, consolidation among customers and complexity have intensified. And, both Lucent and Alcatel have each adapted on their own with more streamlined operations, stronger financials and the introduction of innovative solutions for converged services.
We each come to this decision today from a stronger position looking at how to grow this new company — not from more challenging positions in 2001 when survival was a major driver of our exploration.
The simple truths remain five years later; these companies:

•	Have an excellent match of geography, products and people

•	Can produce the scale and scope to competitive advantage, even more effectively

•	Share a vision of the future of network transformation

•	Can enhance sustainable shareowner value as a combined entity.

4.	Why Alcatel and Lucent?
Alcatel and Lucent represent a unique business combination of two companies that share the same vision and that will benefit from an excellent geographic, product portfolio and customer fit. This combination will create the world’s leading global communications solutions provider.
Geography — (% of CY05 Revenue)

% of CY05 Rev	Alcatel	Lucent	Combined
Europe	49	13	35
North America	14	66	34
Asia & Pacific Region	16	14	15
Middle East & Africa	14	1	9
Caribbean and Latin America	7	6	7
Products
Alcatel and Lucent’s products and customer base are complementary and will create:
•	A leader — #1 in wireline, #2 in wireless (#1 in CDMA) and #2 in services
•	SERVICES: CY05, Lucent and Alcatel had a combined 4.3B Euro/ $5.1B in revenues

•	Ericsson’s CY05 results, they reported ~4.5B Euro/ $5.4B in revenues;

•	A combined Lucent and Alcatel are well-positioned to challenge Ericsson for #1 in services, particularly in the further deployment of next-gen converged services

•	Services include deployment/ installation, maintenance, professional and managed services in our services definitions.
•	A well-diversified, global customer base and a strong position for expansion into emerging regions with a presence in more than 130 countries.
People
•	These two companies have a shared vision of where networks are going, a shared understanding of customer needs and a shared culture of technical excellence and innovation. We will have the largest and most experienced global services and support team in the industry. We will have leadership in next-generation communications solutions technologies.

•	The combination of Alcatel and Lucent R&D organizations will result in the premier R&D institution for communications and will be able to increase the scale of our global R&D.

As a result, the combined companies will have an enhanced global footprint, the most comprehensive telecom product portfolio and one of the largest and most innovative R&D capabilities.
The strategic combination will create sustainable shareowner value for both companies who will benefit from owning the leading global player in the communications industry.
The right time, the right solutions, the right companies.

A.2	Structure of the deal & process

5.	How can you consider this a merger of equals when Alcatel is getting approximately 60% and Lucent is getting approximately 40%?
We believe that this is the best unparalleled combination taking into account the unique and complimentary strengths brought by each company.
Also, it’s important to remember that there are other factors that make this a merger of equals besides share distribution.
•	The new combined company will be incorporated in France, with executive offices in Paris. The North American operations will be based in New Jersey, U.S. A., where global Bell Labs will remain headquartered

•	Two highly regarded business leaders who share common values vision, and business philosophy will lead this new company. ST will be the non-executive Chairman, and Patricia Russo will be the CEO. In addition, an experienced international management team will be combining equally the best of both companies.
•	The board of directors will have equal representation from each company, including Serge Tchuruk and Patricia Russo, five of Alcatel’s current directors and five of Lucent’s current directors. The board will also include two new independent European directors to be mutually agreed upon.
Mike Quigley, COO; Frank D’Amelio, Senior EVP — will oversee the integration and the operations; Jean-Pascal Beaufret, CFO; Etienne Fouques, EVP — will supervise the emerging countries strategy; and Claire Pedini, Senior VP, Human Resources. Additional organization and management team announcements will be made at a future date.

6.	Who approached whom and when?
Like everyone else in the industry, Alcatel and Lucent continuously had informal discussions and exchanged views on the future of telecom. More strategic discussions earlier this year ultimately resulted in today’s announcement.

7.	Did Alcatel approach other companies?

In the industry, everybody is talking to anybody and vice versa.

8.	Does this move prevent a combination with Thalès?
We wouldn’t speculate on future combinations.
Our current industrial and shareholding relationships with Thales are effectively a key asset that Alcatel is bringing to the deal with Lucent. A subsequent evolution of that relationship with Thales cannot be commented upon at this point.

9.	Did Lucent approach other companies?

In this industry, everybody is talking to anybody and vice versa.

10.	Is this a merger or an acquisition of one company by the other?
It is a merger of equals.

11.	What is the structure of the transaction?
Stock-for-stock merger with a fixed exchange ratio of 0.1952
Upon completion of the merger, Alcatel shareholders will own approximately 60 percent of the combined company and Lucent shareholders will own approximately 40 percent of the combined company.
In legal terms, the deal is structured as a reverse triangular merger, after which Lucent will become a subsidiary of Alcatel, and Lucent shareowners will receive a tax free exchange of Alcatel ADSs for Lucent shares. These structures are common in mergers of this type and most mergers involving US public companies are done this way.

12.	Is there any break-up fee if the deal falls through?
As set forth in the merger agreement, the maximum termination fee payable is $500MM as follows. First, the initial fee payable on termination of the agreement under certain customary circumstances outlined in the merger agreement is $250M. Second, an additional $250M may be payable if an alternative transaction is entered into or consummated within twelve months following termination.

13.	Will a change of control of Lucent trigger severance benefits for its executive committee?
A change in control in and of itself does not trigger a separation payment. It needs to be followed by a Termination or “Good Reason,” such as change in location, reduction in title of pay before a payout would be made.

14.	What happens to Alcatel and Lucent if, after announcing their intention to merge, the deal falls through (US govt. block, shareowners vote down etc)?
We will work closely with the regulatory bodies in both the US and Europe to obtain the necessary clearances.
Both companies will operate independently until the merger is completed. If the merger is not completed, both companies are prepared to continue with their separate strategies for success.

15.	How long will the whole process take?
While we cannot speak for the regulatory authorities, we currently expect this merger to close in the next six to twelve months.

16.	What are the major legal milestones of the whole process?
As is typical with these types of transactions, there are four major milestones that must be achieved before the closing:
•	Legal filings (prospectus) with the SEC in the US and AMF (Document E) in France (several months)

•	Antitrust filings both in the US. European Union and certain other jurisdictions

•	Approval by CFIUS (Committee on Foreign Investment in the United States)

•	Approval by shareowners of both companies (cannot occur before the legal filings):
•	2/3 vote from Alcatel shareowners

•	Simple majority of Lucent shareowners

17.	When will you hold your respective General Shareowner Meeting?
The shareowner meeting could occur before antitrust and CFIUS clearance, but after SEC and AMF clearance is achieved.

18.	Will this merger make you the world’s largest telecom supplier?
Yes, it will create the global leader in communications technology. The new company will be #1 in wireline and #2 in Mobility, #1 3G Spread Spectrum (CDMA+UMTS) and #2 in worldwide services.

19.	What strengths does Alcatel bring? Why Alcatel and not someone else?
Alcatel has a very strong offering in IP Network transformation, including complex end-to-end integration services, in Triple Play in GSM and in mission critical systems
•	IP Network transformation: Alcatel has a leading edge position on the key products (#1 ww in Access, #1 ww in optics, #3 ww in Edge routing, as well as in NGN/IMS), expertise in complex end-to-end integration services (AT&T, Telstra, Ya.com...) and in Applications (Video middleware, payment suite).

•	Triple Play: Alcatel is involved in 40+ projects, (of which 20+ commercial live networks) and is as of today the largest player in this field. Triple play current customers worldwide include ATT/SBC, BellSouth, Deutsche Telecom, Telecom Italia, Swisscom, KPN, FT, Taiwan CHT, to name a few. Alcatel’s experience is expanded to mobile triple play, including strong Mobile TV component.

•	GSM: Alcatel managed to gain +1pt per year over the past years (up to 13% 2005) thanks to its multi-standard cost effective mobile offering coupled with its strong positioning in emerging regions. This strength has enabled Alcatel to develop effectively new wireless product lines to address the UMTS and WIMAX markets, and to become a leading actor in the definition of “Beyond 3G” (3G LTE) and WiMAX evolution systems.

•	Complex end-to-end integration capabilities: Using its strong Telecom know-how, Alcatel managed in the past years to broaden its customer base with delivery of mission critical systems to non Telco customers.

•	R&D strength: Alcatel possesses a work force of 15,600 R&D engineers over 23 major development centers that allows it to optimize end-to-end service area proximity, competence and cost. Alcatel has 6 principal R&I centers placed in France (Marcoussis), Germany (Stuttgart), NA (Dallas& Ottawa), Belgium (Antwerp) and China (Shanghai). Alcatel filed over 700 patents in 2005 and currently benefits from over 18,000 patents worldwide. Furthermore, it has over 350 experts representing Alcatel in more than 100 standardization bodies worldwide.

•	Its Chinese flagship subsidiary, ASB, based in Shanghai and employing nearly 7,000 people , of which appx. 2,000 in R&D. In China, Alcatel is a leading partner of Chinese operators and industry since more than twenty years, and has established in Shanghai one of its six main R&D centers to capture the potential of this market.

•	Its enterprise business reported number 1 in Europe in terms of telephony market share.
Alcatel shares a common vision for future networks as well as a similar management approach and values.
Alcatel’s global experience and presence, its leadership in key technologies and its shared vision of networks evolution and how to best serve customers, make them a excellent partner for Lucent going forward.

20.	Will Lucent’s assets be integrated into ASB?
The transition team and subsequently the combined company, as necessary, will discuss with its partners in China to determine the best solution, based on the current agreements we have with them.

21.	What strengths does Lucent have? Why Lucent and not someone else?
IP Multimedia Subsystems (IMS) is a game changer, and Lucent has established itself as a clear leader in this new game.
•	Lucent has IMS contracts with seven customers. Our IMS customers include AT&T (formerly SBC), BellSouth, Cingular, Netia, O2, PAETEC and Sprint.

•	Lucent also has 77 ongoing trials for IMS network elements with 16 customers globally, including an extensive trial with Verizon, and are focused on turning even more trials into deployments in the coming year.
In 3G Mobility, Lucent is the global leader in commercial spread-spectrum networks, according to Dell’Oro. Spread spectrum is the basis of the world’s leading 3G standards: UMTS and CDMA2000.
•	CDMA worldwide market share 49%.

•	Lucent currently has 19 commercial CDMA2000 1xEV-DO customers including Verizon Wireless and Sprint PCS.

•	And in UMTS, Lucent has announced wins with Cingular Wireless in the U.S. and Manx Telecom (an O2 subsidiary) on the Isle of Man.
In Services, the transformation from legacy to IP-based networks is driving substantial demand for Lucent Worldwide Services as a “Network Integrator.” In Fiscal 2005, Lucent’s Services business grew 10% compared with Fiscal 2004 revenues, and our Services revenues represented approximately 23% of Lucent’s total annual revenues.
Bell Labs is the innovation engine that drives Lucent. More than any other institution in the world, Bell Labs has helped weave the technological fabric of modern society. From the transistor to the laser to cellular technology, Bell Labs innovations have played a pivotal role in inventing — or perfecting — most of the key communications technologies in use today. Bell Labs plays a number of different, yet equally important roles including:
•	Serving as Lucent’s innovation foundation

•	Contributing expertise to current and future products and services

•	Impacting national technical priorities

•	Exerting thought leadership and global influence on science and technology

•	Our scientists and engineers have earned more than 31, 000 patents since 1925.

•	As of September 30, 2005, Lucent owned approximately 7,000 patents in the U.S. and 8,100 patents in foreign countries.
Lucent shares the same vision for future networks as well as a similar management approach and values.
Lucent’s global experience and presence, its leadership in key technologies and its shared vision of where networks are going and how to best serve customers, make them a excellent partner for Alcatel going forward.

22.	This is an enormous undertaking. Do you think you have the management skills to carry out this process?

Alcatel’s CEO and Lucent’s CEO are both well-respected business leaders across industries worldwide. Both have extensive experience with business turnarounds and mergers and acquisitions (M&A) in the communications market — Lucent’s CEO at Lucent’s restructuring, Alcatel’s CEO at Total and Alcatel’s restructuring and acquisitions of DSC, Newbridge Networks, Genesys and the creation of Alcatel Shanghai Bell.
Both Alcatel’s CEO and Lucent’s CEO have led their companies through one of the most challenging periods in the telecom industry’s history and helped return the company to sustained profitability.
Alcatel and Lucent have undergone dramatic, separate transformations including, diverting and acquiring businesses, as well as restructuring businesses and streamlining operations and reducing cost structures.
This experience will help both companies to manage the integration in a way that ensures a smooth transition for their customers, more value for their shareowners and success for their employees.
Next level of management if named.

23.	How can you make a merger this large work? Won’t you have an incredible problem integrating the cultures of two companies?
Telecommunications is a global industry and it is beneficial to be close to the end-user to understand its needs — it is easier to serve a global customer base with global presence. Service providers will benefit from a supplier with the scale, R&D resources and global experience to build large, increasingly complex and advanced networks. The combined company will be that company — a local partner with global reach.
We have an experienced transition team in place with members from both companies who will focus on ensuring a smooth transition and headed by Alcatel’s CEO and Lucent’s CEO.
Both companies are experienced in working with people from all cultures and operate in more than 130 countries. Alcatel has more than 70% non-French employees. Lucent has more than 41 percent non-US employees. At our core, we both have the same mission, the same strategy, the same obsession with delivering next-generation networks for service providers around the world.
Alcatel was built over the years from different acquired companies, such as: ITT (US) in 1987, Rockwell (US) in 1991, Teletra (Italy) in 1992, Nortel Submarine & Cables (UK) in 1994, DSC (US) in 1998, Genesys (US) and Newbridge Networks (Canada) in 2000, Timetra in 2003. Furthermore, the creation of Alcatel Shanghai Bell in 2002 represented a major milestone enhancing the Alcatel footprint in China where currently the company employees about 6,800 people, of which approximately 2,000 are part of the R&D organization. Therefore, Alcatel is today one of the most multicultural company in Europe (English is the official language of the company). We are committed to providing opportunities for the best talent from both companies, making decisions based on merit.
Lucent also was built over the years from different acquired companies, such as: Telica (US) in 2004, Ascend Communications (US) in 1999, Yurie Systems, (US) in1998. Moreover, Lucent has major engineering centers across the globe: Major centers in the Americas are located in Westford, Mass., Holmdel, N.J.; Whippany, N.J.; Lisle/Naperville, Ill.; and Campinas, Brazil. Major centers in EMEA are located in Nuremberg, Germany; Swindon, England; Bydgoszcz, Poland; and Alcobendas, Spain. Major centers in Asia are located in Bangalore and Hyderabad, India; and in Shanghai, Qingdao, Beijing and Nanjing in China. There are additional smaller engineering offices around the world.

24.	Why do you think you are better positioned together than alone?
•	Balanced national customer footprint: NA (34%), Europe (35%), Asia and Pacific Region (15%), Middle East and Africa (9%), and Caribbean and Latin America (7%).

•	Strong leadership in key technologies for next-generation networks: DSL (#1 ww), Optics (#1 ww), Mobility (#2 ww), CDMA (#1 ww), Microwave transmission (#2 ww) NGN network transformation (#1ww) and Video (# 1 ww in Triple Play and Mobile Video).

25.	What are the limitations placed on the companies during the interim period?
The companies will continue to operate their businesses independently in the ordinary course until they receive the necessary approvals and complete the merger.

A.3	Organization

26.	Who will be the board members?
The board will have 14 members with equal representation from each company, including ST and PR, five of Alcatel’s current directors and five of Lucent’s current directors. The board will also include two new independent European directors to be mutually agreed upon.

27.	What will be the management of the combined company?
The international management team will be a combination of key executives from both companies and executive offices will be located in Paris, France
The chairman and CEO of Alcatel, will become non-executive chairman of the combined company, and the chairman and CEO of Lucent, will become CEO of the combined company.

For the period before closing, there will be a transition team, led by ST and PR, which will have appropriate representation from both companies. The role of this team will be to plan the structure of the combined company, as well as to ensure the timely and proper execution of the integration of both companies.
28.	What role will Alcatel’s Chairman and CEO have?
Alcatel’s current chairman and CEO will be non-executive Chairman of the new Board.
29.	What role will Lucent’s Chairman and CEO have?
Lucent’s current Chairman and CEO will be CEO of the combined company.
30.	What will [Alcatel’s COO] role be?
Mike Quigley
31.	Where will the company be incorporated? Where will it be based?
The company will be incorporated in France, with executive offices will be located in Paris. The North American operations will be based in New Jersey, U.S.A., where global Bell Labs will remain headquartered.
32.	What is the compensation package of the new company CEO?
Compensation packages for PR and other executives will be set before closing.
Lucent CEO’s current compensation is included in Lucent’s Fiscal Year 2005 proxy statement, which Lucent filed with the SEC in December 2005.
Her compensation has three components: salary, annual incentive award and long-term performance award.
PR’s salary and annual cash bonus was $3.2 million or € 2.7million ($1.2 million salary and $1.95 million annual incentive.)
FOR BACKGROUND:
Cash Payout Received in Each of the Following Fiscal Years

	2005	2004	2003
Salary	$1.2 million	$1.2 million	$1.2 million
Annual Incentive Award	$1.95 million	$2.95 million	$2.0 million
Long-Term	$2.85 million
Performance Award	· $1.25 million for FY2003
· $1.6 million for FY2005
· Both under

	2005	2004	2003

	the 2003-2005 cycle
Total Cash Payout	$6 million	$4.15 million	$3.2 million
Lucent’s compensation program is designed to attract, motivate and retain the highly talented individuals we need to be successful.
Lucent follows a pay for performance philosophy regarding compensation, and the Board of Director’s sets performance targets at the beginning of the year that reward business accomplishments and the creation of value.
33.	What is the compensation package of the chairman of the new company?
Compensation packages for ST and other executives will be set before closing.
Alcatel Chairman and CEO’s current compensation is included in Alcatel’s 20-F, which Alcatel filed with the SEC on March 31, 2006. His compensation has two components: salary and annual incentive award.
The remuneration is set by the Board of Directors upon a recommendation of the nomination and compensation committee.
Upon ceasing to be Chief Executive Officer, ST will be entitled to receive a termination payment equal to twice the average of the two highest total annual remuneration during the last five years and will be entitled to retirement benefits under the terms of a plan covering approximately 80 executives of the Group.

	2005	2004	2003
Salary	€1,524 millions	€1,524 millions	€1,524 millions
Annual Incentive Award	€1,315 millions	€0,77 millions	€ 0
Total Cash Payout	€2,839 millions
approximately $3.42
	million	€2,294 millions	€1,524 millions
34.	Will Lucent’s chairman and CEO receive a separation payment if there is a change in control?
A change in control in and of itself does not trigger a separation payment. It needs to be followed by “Good Reason” such as a change in location, reduction in title or pay before a payout would be made.
35.	What will the business segments look like?
This will be announced at the deal closing.

A.4 Legal issues
36.	Do you expect antitrust regulatory issues?
We will need to notify the transaction in various jurisdictions, including Europe and the U.S. Although there can be no assurances, given the complementary nature of the two companies and the highly competitive nature of the industry, we are confident that the antitrust authorities will clear the transaction at the conclusion of their investigation.
37.	What are the hurdles you will face with government/antitrust regulatory?
We will be filing for Exon/Florio clearance of the merger in the US. We will be required to make antitrust filings in France with the European Union body and elsewhere.
38.	Who is advising you on this deal? What investment banks are involved? What legal firms are involved?
Alcatel’s financial advisor was Goldman Sachs. The legal firm was Skadden, Arps, Slate, Meagher & Flom.
J.P Morgan and Morgan Stanley served as Lucent’s advisors. Lucent’s legal firms were Wachtell, Lipton, Rosen & Katz, Wilmer-Hale and Darrois Villey Maillot and Brocier are also assisting on the transaction as counsel.
39.	How do you think the French and US governments will react?
We wouldn’t speculate on the reactions of the French or U.S. government.
We will work closely with the French and US governments to obtain the necessary clearances.
40.	Can Alcatel keep its current ASB structure?
Yes, ASB is a major asset that Alcatel brings into the deal. Created in 2002, ASB is not a classical JV, but a company limited by shares where Alcatel holds 50% plus 1 share. ASB is currently fully integrated in Alcatel’s consolidated accounts.
A.5 Name & brand
41.	What will be the name and the logo?
A joint working group will be created to work on these topics so that name and logo of the new company can be revealed at closing date.
42.	Which brand will you use?

A joint working group will be created to work on these topics so that the brand used for the new company can be revealed at closing date.
A.6 Risks associated with the deal
43.	Do you have major exposure to class action law suits from shareowners?
Alcatel:
Class action lawsuits before the United States District Court for the Southern District of New York were filed in May 2002 against Alcatel, and have now since been consolidated. The consolidated action challenges the accuracy of certain public disclosures that were made in the prospectus for the initial public offering for Class O shares and other public statements regarding Alcatel, and in particular, the former Optronics division. A certain number of the demands were rejected with prejudice and others with leave to file an amended complaint. These are fully briefed as of August 2005. The parties are now waiting for the judge’s decision.
Lucent:
The majority of the assorted securities, (Employee Retirement Income Security Act) ERISA and derivative class action and other related lawsuits against Lucent and certain of our current and former directors, officers and employees have been settled. Lucent currently does not have any material opt out or related securities cases pending.
44.	How will you retain people during the transaction period?
Both companies have several programs in place to retain people. Despite the consolidation that will occur, there will be great opportunities for the best and the brightest in the world’s leading communications company. We will continue to provide competitive compensation, a challenging work environment and a chance to be a part of a world leader.
45.	Any risks of losing key partners relations?
Both Alcatel and Lucent highly value the relationships they have with their respective partners. The combined company will conduct a thorough analysis of it partner relationships, as well as have discussions with its partners to determine what is best for the combined company.
In particular Alcatel does not expect its relationship with Fujitsu to be affected by the deal, as the cooperation on 3G is continuing and both Alcatel and Fujitsu agreed to adapt the structure of Evolium.
Alcatel does not expect its strong cooperation with Datang on TD-SCDMA to be affected by the deal. It remains a key asset for A+L to capture a significant portion of the Chinese 3G market, by leveraging a comprehensive product portfolio spanning across W-CDMA, CDMA EVDO and TD-SCDMA technologies.

Alvarion shall remain Alcatel’s OEM partner for 802.16-2004 radio access solutions.
Alcatel’s will conduct a thorough analysis of its OEM/distribution agreements for CDMA with ZTE and Samsung, and will discuss with its partners the best plan to implement, based on the product portfolio and market position of the combined company. Beyond that, we would have no further comment at this stage.
A.7 Detailed financials
46.	What’s the stock price performance since Jan 1st?
On January 3, 2006, Alcatel’s stock closed at $12.96, and on March 31, it closed at $15.40, which represents about a 19% increase over the time period.
On January 3, 2006, Lucent stock closed at $2.69 and on March 31, it closed at $3.05, which represents about a 13% increase over the time period.
47.	Where will the new entity be listed?
The combined entity will continue to be primarily listed on Paris Euronext and the New York Stock Exchange (NYSE).
48.	In which indexes will the new company be listed? Do you expect the new company to be listed in the S&P500?
The combined company will conduct discussions with the respective listing agencies to determine the index/indices in which it will be included.
The combined company will most likely not be listed on the S&P because Non-US companies are not permitted to be listed on this index.
49.	What are the combined revenues of the companies? What percentage of the combined CY2005 revenue number was focused on the service provider market?
The combined revenues – based on calendar year 2005 results – will be approximately €21 billion / $25 billion.
If asked: Around 85% is telco related, excluding only Alcatel Privage Communication Group non carrier’s related activities for ~€3.5 billion / $4.2 billion.
50.	What is the aggregate market cap of the combined companies?
The combined company will have an aggregate market capitalization of approximately €30 billion / $36 billion, based on closing prices on March 31, 2006.

51.	Will this transaction be accretive or dilutive? When?
The transaction is expected to be accretive to earnings per share in the first year post closing with synergies, excluding restructuring charges and amortization of intangible assets.
52.	Will there be any writedowns for product and or technology overlaps?
There may be certain areas of product and/or technology overlap, which would result in a need for a potential write-down. It’s too early to provide any information on this. When we get closer to the closing date, we intend to share more financial details.
53.	Will you be incurring in-process R&D write-offs? If so, how much and when?
There may be certain areas that will incur R&D write-offs. This is an area in which we’ve spent a significant amount of time to date and we will continue to do so during the interim period. When we get closer to closing, we will share more financial details.
54.	What are the expected synergies (cost reductions, leveraging Alcatel, leveraging Lucent) and when do you expect to achieve them?
We’ve mutually identified annual pre-tax cost and expense synergies of approximately €1.4 billion / $1.7 billion within three years, a substantial majority of which will be achieved in the first two years. The net present value (NPV) of cost synergies are approximately €10 / $12 billion.
Cost Synergies — Cumulative % achieved by year
•	Year 1 = ~ 30%

•	Year 2 = ~ 70%

•	Year 3 = €1.4 billion / $1.7 billion
The synergies are expected to come from several areas, including:
•	Consolidating support functions

•	optimizing the supply chain and procurement structure

•	leveraging R&D and services cross a larger base
55.	What are the expected restructuring costs (P&L and cash and non-cash)?
The merger will also result in approximately €1.4 billion / $1.7 billion in new cash restructuring charges, with the charges to be recorded primarily in the first year.
We expect a substantial majority of the restructuring to be completed within 24 months after closing.
We will record non-cash restructuring charges for items such as the amortization of intangible assetsl, which we are currently calculating.

56.	When will you start consolidating? Will anything be retroactive?
This depends upon the closing date.
57.	Will you report under IFRS or US GAAP?
The combined company will continue to adhere to the prevailing securities laws.
We will have to report under International Financial Reporting Standards, or IFRS, because the combined company will be incorporated in France.
However, for the combined company to be a “foreign private issuer”, the corporation incorporated under the laws of any foreign country must NOT meet the following two conditions:
•	More than 50% of its voting securities are directly or indirectly held of record by residents of the United States; and

•	Any one of the following applies:
•	The majority of the executive officers or directors are US citizens or residents,

•	More than 50% of the assets of the issuer are located in the US, or

•	The business of the issuer is administered principally in the US.
58.	Will you report financials in U.S. dollars or Euros?
Under IFRS, the new company will report in Euros. For reconciliation purposes under US GAAP, the new company will also report in US dollars.
59.	How many shares will be issued?
Roughly 881 million shares will be issued.
60.	How many shares of stock does each company currently have outstanding?
As of December 31, 2005:
•	Alcatel: 1,370 million basic shares outstanding

•	Lucent: 4,469 million basic shares outstanding
61.	Is there a fixed exchange ratio on the shares being swapped? Is there a collar?
The fixed ratio is 0.1952.
There is no collar.
62.	If one of the company’s shares changed significantly, would you refigure the ratio?
The exchange ratio is set by the merger agreement.

63.	What are Alcatel’s and Lucent’s combined Revenue, Net Income, Cash (and equivalents) and Debt?

Amt. In billions	Alcatel	Lucent	Combined
CY05 Income Statement
Revenue	€13 / $16	€8 / $9	€21 / $25
Net Income	€1 / $1	€1 / $1	€2 / $2
Balance Sheet (12-31-05)
Cash, equivalents	€5 / $6	€4 / $4	€9 / $11
Debt	€4 / $4	€5 / $5	€8 / $10
64.	How is Alcatel doing financially? Do you maintain your current outlook?
Alcatel is now in a period during which, in accordance with Alcatel policy, guidance is not being updated.
Key 2005 Alcatel figures:

Revenues	€13.135 B ($15.5 B), up +7.3% YoY
OP	€1.189 B($1.4 B), 9.1% margin
Cash and Cash equivalents	€5.2 B ($6.1 B)
Net cash	€1.5 B ($1.7 B), up €0.8 Bn YoY
Outlook:
In a filing on Feb. 2, Alcatel provided guidance as to its expected results for fiscal year 2006, and that guidance was effective as of that date. We are now in a period during which, in accordance with Alcatel policy, guidance is not being updated.
65.	How is Lucent doing financially? Do you maintain your current outlook?
In a filing on Feb. 8, Lucent provided guidance as to its expected results for fiscal year 2006, and that guidance was effective as of that date. We are now in a period during which, in accordance with Lucent policy, guidance is not being updated.
Fiscal Year Ended September 30, 2005

Revenues	$9.441B (€7.85B), up +4.4% YoY
Gross margin	44% up 2 pts. YOY
Net income/EPS	$1.19B (€989M) or 24 cents (€.20) per diluted
share

Cash & marketable securities	$4.93 B / €4.1 B
66.	Are there any merger tax issues?
W e do not expect the merger to present any particular tax issues. In addition, the exchange of Lucent shares for Alcatel shares will be tax free for Lucent’s U.S. shareowners.
67.	Both companies present significant deferred tax assets. How much do they represent (recognized and unrecognized amounts, year of expiration and prospects of absorption?
Lucent has significant deferred tax assets, (DTAs) resulting from tax credit carryforwards, net operating loss carryforwards and deductible temporary differences that may reduce taxable income in future periods. Lucent also have significant deferred tax liabilities resulting from taxable temporary differences that may result in taxable amounts in future periods. Valuation allowances have been established and maintained for deferred tax assets based on a “more likely than not” threshold. As of September 30, 2005, Lucent’s valuation allowance for net deferred tax assets was $7.3 billion. Lucent’s net deferred tax assets were $104 million as of September 30, 2005.
As of December 31, 2005, Alcatel had € 7.1 billion gross DTA and an allowance of € 5.3 billion, resulting in a net DTA of € 1.8 billion in the books. A large portion of the losses are unlimited (in France, Germany, UK etc.) and a substantial portion is 20 years limited (US).
As a result of this tax situation, we expect that the combined group will have to pay a very small amount of cash taxes in the foreseeable future.
68.	What will be the accounting period for the combined company?
The fiscal year or accounting period will begin on January 1st and end on December 31st of the calendar year.
69.	Do you intend to reduce the combined company’s debt level? What is a satisfactory level over the long term?
The combined company’s debt level is €8 billion /$10 billion, which reflects a relatively “long-dated” portfolio — over 60% of combined company’s debt maturing in or after 2010.
We will determine what the appropriate debt level of the combined companies as we complete our integration process.
Over the past years, Alcatel has significantly reduced its gross debt through redemptions and buybacks, using part of its gross cash. Since the beginning of 2003, Alcatel has repaid of extinguished approximately €4 billion gross debt through redemptions, purchases on the market or exchanges. During the same period, Alcatel issued €1.5 billion of new long-term debt, of which €1 billion was convertible bonds.
In Q402, (July 2002 – September 2002), Lucent initiated convertible swaps and debt repurchases, resulting in the retirement of approximately $3.01 billion in convertible securities and debt obligations for 643 million common stock and approximately $1.3 billion in cash. These actions resulted in a reduction in fixed charges of approximately $193 million annually.
We expect to continue these efforts as a combined company.
70.	What debt covenants could be affected by the deal?
Drawn debt: none
Revolving Credit Facility: None (change of control would be an event of default but this is not a change of control). We have to get agreement from the majority of lenders (almost certain)
Lucent:
In accordance with existing Debt Terms and Conditions:
•	Convertibles
•	A Change of control does not trigger mandatory prepayment of the convertibles as long as Lucent shareholders receive in exchange of their shares at least 95% of securities listed in the US.

•	No put right if the stock is trading @105% of conversion price

•	No put right if not timely exercised by the holders of the debt.
•	Public debt issued before 2000:
•	No change in control provision; therefore no trigger.
•	Letters of Credit
•	If there is a change in the majority of the Board of Directors allows for the termination of commitments, and the bank can require cash collateral of outstanding letters of credit.
71.	Alcatel was expected to become investment grade over the next 12-18 months. Will this be postponed because of the merger?
It is too early to determine the impact that the merger will have on the combined company’s debt rating.
72.	What will be combined company’s vendor financing (VF) policy?
We view vendor financing as a limited resource that we will use prudently.
Alcatel’s total vendor financing commitments were approximately €400 million as of December 31, 2005.
Lucent’s total vendor financing commitments were $27 million as of December

31, 2005 (with $26 million reserved), compared with $51 million on September 30, 2005.
73.	How will the merger affect the two companies’ cash flow generation?
Excluding exceptional items, the combined company expects to increase its free cash flow in fiscal year 2007.
That said, we’ve mutually identified annual pre-tax cost and expense synergies of approximately €1.4 billion / $1.7 billion within three years, a substantial majority of which will be achieved in the first two years. The net present value (NPV) of cost synergies are approximately €10 billion / $12 billion. And we expect to incur cash restructuring expenses substantially over years 1 and 2 after closing.
Alcatel’s 05 free cash flow, was € 625 million, including capex and excluding restructuring of €638 million and €414 m, respectively.
Lucent’s FY05 free cash flow was $496 million (operating cash of $ 717 million less capex of $221 million)
74.	Explain how pension credits impact Lucent’s EBIT?
The investments used to fund Lucent’s pension benefits are held in pension trusts and invested in the financial markets. In accordance with GAAP, Lucent must recognize the investment gains from these trusts in its Income Statement in gross margin, SG&A and R&D. As a result, the net pension credit has a positive impact on Lucent’s bottom line because it reduces the overall reported expenses.
While the net pension credit contributes to Lucent’s earnings, it does not contribute to Lucent’s cash position.
A.8 Shareowner issues
75.	What is an ADS?
An American Depositary Share, or ADS (represented by an American Depositary Receipt), is a negotiable U.S. depositary receipt, which usually represents an existing outstanding class of equity shares in a non-U.S. company. ADSs trade freely, just like any other security; investors can purchase and hold ADSs through full-service, discount, and on-line brokerage firms throughout the United States. For example, Alcatel ADS’ trade on the NYSE under the symbol ALA.
The Bank of New York acts as US transfer agent for both Alcatel and Lucent.
76.	Do you expect a big flow back following today’s announcement?
No.

77.	What do you think your shareowner base will be? How many shareowners will the combined company have?
Alcatel currently has about 400,000 shareowners, and Lucent has about 4 million shareowners. It’s too early to speculate on what the total number of shareowners of combined company.
78.	Will this merger require approval?
Yes, it will require approval by a simple majority of Lucent’s shareowners and two-thirds of the voting Alcatel shareowners.
B            CUSTOMER/MARKETS/PRODUCTS/MANUFACTURING
B.1 Customers
79.	How will this merger benefit your customers ?
Early reaction from our customers has been positive.
Our customers will benefit from a partner with the scale and scope to design, build and manage increasingly complex networks that deliver the most advanced communications experience to the end-user. That is what this combination will deliver with an unparalleled focus on execution, innovation and service for our customers.
The combined company will offer strong benefits to customers that are addressing
•	A broad innovative vision for next-generation networks backed by Alcatel and Lucent’s excellence and ingenuity.

•	A one-stop shop for the solutions, applications and services that will help them deliver converged services in the IP world.

•	A leader across all areas defining next-gen networks

•	The leading end-to-end network integration and services players for an increasingly converged world

•	A local partner with global reach.

•	A sustainable competitive advantages and staying power
80.	Who are some of your top/key customers?
For 2005, Alcatel’s main customers included: FT, DT, AT&T, Orascom, Telmex Vodafone, China Mobile, Globalcom, BT and Telefonica.
For 2005, Alcatel had no 10% customers.
For Fiscal Year 2005, Lucent had two 10% customers: Verizon (including Verizon Wireless) and Sprint.
Other customers include: AT&T (formerly SBC), BellSouth, Cingular, MetroPCS, US Cellular O2, Telefonica, BT, KPN, DT, VIVO, Netia, China Unicom, to name a few.
81.	Do you anticipate significant revenue cannibalization?
We’ve analyzed the impact of cannibalization and we expect that it will be very low due to complementary geographical and customer footprints. While we may both have relationships with many of the largest global service providers, there are only a few In fact, most of the time we are complementary with a given customer.
B.2 Carrier markets
82.	What are the market trends on all your key segments?
The telecommunications industry has clearly resumed growth since 2004.
The trend towards IP network transformation is boosting the Carrier’s capex needs, and the new company is well positioned in next gen IP products, in Applications (mainly Video) and in integration.
The next billion subscriber to be connected via wireless technology in the few years to come is also a key driver, and our company is ideally positioned to benefit from this opportunity.
The marketplace is being driven by increasing end-user demand for converged services.
•	End users want communications services that are simple, seamless and secure, as well as personal, portable and reliable – whether they’re at work, home or anywhere in between. And they want to be able to access these services from any device of their choosing.

•	They also want control over who can access information about their location and availability.
To address these demands, our customers are starting to turn to IMS architectures that will enable them to create services that blend voice, data, video and other multimedia content and applications in ways that enhance people’s lifestyles.
83.	What’s your view on the opportunities for Triple Play?
All carriers are today interested in Triple Play, which appears to be the means for them (especially for fixed carriers) to reduce churn and to boost ARPU.
As of end ’05, there were around 2.5 million subscribers Triple Play in the world (50% in Europe, and 10% in the US). We assess the market to go up to 70-100 million subscribers, representing a cumulative Capex of € 20 to 25 billion by 2010.
Out of the 40 projects currently on going worldwide, Alcatel is involved (in whole or in part) in 35 of them, showing the strong leadership Alcatel has in this field.
84.	What’s your view on the opportunities for IP Network Transformation?
The market shows a clear trend towards IP Network transformation, driven by High Speed Broadband (new applications, mainly Video) and by Network optimization
•	New applications include 3Play (AT&T), VoIP (Telstra), and Fixed Mobile Convergence (BT Communicator)

•	Network optimization focus on capex/opex reduction (Telstra & also Tmobile in mobile) or extension (CNC & also T-Mobile and Vimpelcom in mobile) with possibility to offer multimedia services
IP Network transformation is consistent with NGN/IMS
•	IP Network transformation at the two levels: infrastructure and Applications (including Apps server)

•	Both Infrastructures and Applications are moving towards NGN/IMS
85.	Does the transaction improve your share & position in UMTS?
The merger will certainly strengthen our R&D investment capacity in 3G, and our combined synergies will enable us to expand our combined footprint.
•	Scalability of our R&D investment capacity

•	Combined 2G footprint a strong assets when implementing 3G

•	Expertise in CDMA enhances capabilities in W-CDMA

•	Stronger competitive positioning to address the 3G market in China in all three technologies.
86.	What’s is the combined company’s position in IMS?
The combined company will be composed of two worldwide leaders in IMS with a unique combined customer portfolio.
•	Alcatel has 20+ IMS trials and commercial developments, including BT communicator (ww largest SIP based commercial development) and Telefonica (Mobile IMS)

•	Alcatel also has 70+ IMS ready deployments including T Mobile USA (10 Bn calls passed over and NGN/IMS platform), Telstra (IP network transformation) and China Mobile + China Unicom in one of the fastest growing market (China)

•	Lucent has IMS contracts with seven customers. Our IMS customers include AT&T (formerly SBC), BellSouth, Cingular, Sprint, PAETEC, in the U.S. and O2 and Netia in Europe.

•	Lucent also has 77 ongoing trials for IMS network elements with 16 customers globally, including an extensive trial with Verizon, and are focused on turning even more trials into deployments in the coming year.
The combined company will have an an unmatched geographical reach in IMS –
The combined company will have an an unmatched geographical reach in IMS —

Alcatel very strong in APAC and Europe and Lucent’s leadership in North America.
We expect future IMS developments will be facilitated because Alcatel and Lucent have chosen the same approach with native IT/IP and open technologies – most of the platforms can be easily upgraded into the future converged Fixed/Mobile full solutions.
B.3 Products
87.	There is bound to be some overlap in your product lines. How will you manage that?
We will undertake a rigorous technology-by-technology, product-by-product review of both portfolios. We will look at several things, such as the impact on our customers if we make any changes, which product or technology has the most promise going forward, what areas are likely to have the most growth, the investments require, etc.
88.	What will the combined portfolio look like?
The combined company will be a leader in all major high growth, next-generation areas — #1 or #2 in all key areas of next-generation networks.

89.	Do you expect to rationalize some of your product lines? Which ones?
A major rationale for this merger is the synergies that will naturally flow from it. We will continue to look closely at our combined product portfolio and determine if and where overlaps occur.
90.	Alcatel has an enterprise systems type business similar to Avaya. Will you spin off that business?
Not only will the combined company want to keep its Enterprise activity in its portfolio, but also it intends to boost its future development by leveraging Lucent’s name and presence in NA.
It is a major competitive advantage to be present in both Enterprise and Carriers areas in order to help our Telco customers build their hosted services proposals towards their corporate customers (MCS). Corporate customers represent more than 30% of Telco’s revenues
Key strengths of Alcatel’s enterprise business are:
•	Leadership in Next gen PBX (#1 in Europe in IP-PBX)

•	Leader in software solutions (Genesys is #1 ww in contact centers)

•	Profitable and growing business (in line with Alcatel’s growth and OP)

•	Strong business model (indirect sales, with 1,000 business partners ww)
91.	What is your positioning in TD-SCDMA?

Both Alcatel and Lucent have been actively supporting the next-gen wireless TD-SCDMA standard efforts in China and have entered into respective agreements with Datang, the main leader in TD-SCDMA technology.

Alcatel announced in November 2004 an extensive partnership agreement with Datang to foster the introduction of TD-SCDMA in China. Under the partnership agreement, Alcatel is investing in Datang, including shareholding, industrialization, product planning, system integration and manufacturing on an exclusive basis of TD-SCDMA BTS for Datang. Also, according to the agreement, Datang will adopt Alcatel’s core system and applications for TD-SCDMA solutions.

Alcatel and Datang jointly demonstrated in April 2005, a live end-to-end solution during the TD-SCDMA International Summit in Beijing. Currently, various TD-SCDMA trials are being deployed with Datang (and ASB as its manufacturing arm).

Lucent:

Lucent has been actively supporting the next-gen wireless TD-SCDMA standards efforts in China to provide contributions where we can leverage our spread spectrum and time division technical expertise. Lucent is also a senior member of the TD-SCDMA Forum.
Lucent and Datang Mobile have completed interoperability testing, in which Datang provided the radio access equipment and handsets and Lucent provided the core networking equipment. The scope of Lucent work with Datang is limited to interoperability testing. Lucent have not signed or reached a formal agreement with Datang at this point in time. Due to NDA (non-disclosure agreement) restrictions, Lucent cannot disclose any further details.
B.4 Manufacturing
92.	What percentage of Alcatel’s manufacturing is outsourced? Who does Alcatel outsource to?
To date, we have outsourced around half of our manufacturing, but continue to integrate and test internally many of these products.
Alcatel mainly outsources to Flextronics, Jabil and Sanmina.
93.	Where are Alcatel’s main manufacturing facilities?
Alcatel main facilities are located in France, Italy, Belgium, China, Mexico and the USA.
94.	What percentage of Lucent’s manufacturing is outsourced? To whom does Lucent outsource manufacturing?
Lucent currently uses contract manufacturers to supply most of its product lines, but continues to integrate and test internally many of these products.
Celestica, which manufactures most of Lucent’s wireless products and Solectron, which manufacture of most of Lucent’s wireline products.
95. Where are Lucent’s main manufacturing facilities? Lucent has system integration centers in Columbus, Ohio and Merrimack Valley, Massachusetts in the United States.
Outside the United States, Lucent has an integration center in Qingdao, China.
96.	Which manufacturing sites will you retain? Which EMS partners will you retain?
It is too early to be specific about that, but we will communicate these matters at closing of the deal.
C            R&D

C.1 Combined R&D
97.	Who will lead the R&D organization of the combined companies? To whom will that person report directly?
98.	What will the new R&D organization look like – size, headcount, patents?
The combined R&D currently will have more than 26,100 scientists and engineers with an unmatched innovation strength, leading in all the critical technologies for the future: broadband access both wired and wireless, optical flexible networking, service aware IP routing, NGN and IMS, open service delivery solutions, added value carrier grade applications and scaleable OSS.
The combined company will own more than 25,000 patents registered all around the world and covering the technologies critical for communication solutions. We expect the organization will continue and even expand its filing rate of more than 1,400 patents/year.
99.	What does each company contribute to the new entity?
The world renowned Bell Labs will be combined with Alcatel’s Research and Innovation (R&I) activities to form the largest innovation R&I team in the industry.
Alcatels R&D is 15,600 people (of which 500 are focused on Research and Innovation). Alcatel’s strongest R&D points are in Broadband wired access (xDSL,FTTX), optical transmission (with numerous world distance/speed records and the first ever multi-service ADM put on the market), software defined multi-radio access systems, IP service aware routing and advanced communication applications (eg. Amigo TV, My own TV). It has also a long track record at cost optimizing products for meeting the most demanding cost-effective market requirements.
Bell Labs has more than 10,500 employees, most of whom serve in R&D roles in our Mobility Access Solutions, Multimedia Network Solutions and Converged Core Solutions segments. Of these 10,500 employees approximately 1,100 employees support research efforts within Bell Labs core research group. Bell Labs scientists and engineers have earned more than 31,000 patents since 1925. As of September 30, 2005, Lucent owned approximately 15,100 active patents, of which approximately 7,000 patents were in the U.S. and 8,100 patents were in foreign countries.
100.	Which platform will you choose in each of your future product lines?
We will perform a detailed analysis of each company’s product portfolio to identify the best path for the future, with maximum reuse of the existing technologies. Our priority is to support all existing customers and offer them the best future migration paths.

101.	With the merger, what will happen with your patent portfolio?
The 2 companies will combine their patent portfolio and by doing so will reinforce their strengths in innovation and the valuation of their technologies through patent licensing. We intend to continue and strengthen further their effort in new patents creation.
102.	Are there any technological gaps in the combined company’s portfolio?
As we said, we will perform a detailed analysis of each company’s product portfolio to identify the best path for the future.
C2 Bell Labs
103.	Will Bell Labs keep its name?
Yes.
104.	What will happen to the work that contracts that Bell Labs does for the U.S. government?
The combined company intends to form a separate, independent U.S. subsidiary holding certain contracts with U.S. government agencies. This subsidiary would be separately managed by a board, to be composed of three independent U.S. citizens acceptable to the U.S. government. This type of structure is routinely used to protect certain government programs in the course of mergers involving non-U.S. parties.
C.2 Security issues
105.	Is Lucent engaged in classified projects for the US government?
Lucent does a broad range of projects for the federal government, but beyond that we would not comment on the details of customer relationships.
106.	Is Alcatel engaged in classified projects for either French or US governments?
     Alcatel does a broad range of projects for the French government, but beyond that we would not comment on the details of customer relationships.
107.	Will the U.S. government object to having one of its premier research institutions owned by a company incorporated in another country?
We wouldn’t speculate on the reaction of the U.S. government. That said, we will work closely with US government to obtain the necessary clearances. We are confident that we will be successful.
108.	How will CFIUS (Committee on Foreign Investment in the United States) react to this merger? Will it let it go?
While there have been some concerns raised in the press, we believe we can manage these issues and work with CFIUS for a prompt review.
D            THALES
D.1 Outstanding situation
109.	What is the current situation with Thales?
Alcatel holds a 9.5% stake in Thales’ capital and is part of a shareowners agreement signed in 1998 together with the French Government (31%) and Dassault (6%).
Alcatel has 3 members at Thales’s board (ST, BT, and JP B) as well as some veto rights, and therefore has a significant influence in the strategic direction of the company.
Alcatel and Thales do currently cooperate under an industrial partnership in a number of fields, namely in I) R&D with common R&D and R&I programs (software development, hyper frequency, optoelectronics, IP for military networks...) and II) Space field (Space radars, partnership on French military system Syracuse III, partners into Galileo Industries SA).
Under this industrial partnership, strong potential synergies are developed from:
•	Vertical markets: Synergies could be developed to answer increasing needs for safe & secured systems, namely in the areas of transport and energy (utilities, oil & gas)

•	Dual-use of technologies: Alcatel’s technologies can be reused in defense markets (IP routing, BB wireless, optics) for military communications and for command & control systems
110.	Alcatel is said to be holding discussions with Thales for quite some time now. When will you announce something here?
The combined company will remain the industrial partner of Thales and a key shareholder alongside the French state. Directors to the Thales board who are nominated by the combined company would be European citizens led by non-executive chairman Serge Tchuruk or by a French corporate executive of the combined company. Furthermore, the board of Alcatel has approved the continuation of negotiations with Thalès with a view to reinforce the partnership through the contribution of certain assets and an increased shareholding position in Thalès.

D.2 Security issues
E            EMPLOYEES
E.1 Workforce
111.	How many employees will the combined company have?
At the end of 2005, Alcatel had 58,000 employees and Lucent 30,200. The combination is creating a workforce of about 88,000, before any restructuring plans.
112.	What is the combined employee breakdown by region?
Alcatel (approximately)
Europe= 33,500 (58%)
North America = 9,000 (16%)
Rest of World = 15,500 (27%)
Lucent (approximately)
Europe = 4,700 (16%)
North America = 17,900 (59%)
Rest of World = 7,600 (25%)
Combined (approximately)
Europe = 38,200 (43%)
North America =26,900 (30%)
Rest of World = 23,100 (26%)
113.	Do you expect staff retention difficulties? What will be retention actions ?
Both companies have several programs in place to retain people. Despite the consolidation that will occur, there will be great opportunities for employees at the combined company. We will continue to provide competitive compensation, a challenging work environment and a chance to be a part of a world leader.
114.	What will be the workforce reduction? Where?
We expect approximately 10 percent reduction in the global work force across the businesses and regions. We will take a fair and balanced approach, conducting a thorough analysis of our global workforce. We will take into account the needs of each business and of each marketplace, to ensure we are best positioned to serve our customers’ needs, while achieving a competitive cost structure. We intend to maintain the appropriate workforce level to do that.
After these initial job reductions, this combination should create a growing, global and more stable workplace for our people by building the world’s leading communications solutions provider. We would expect that these combined businesses would enable us to do more for our customers, our investors and our people.
115.	Will the workforce reduction be implemented equally at both companies?
We expect approximately 10 percent reduction in the global work force across the businesses and regions. We will take a fair and balanced approach, conducting a thorough analysis of our global workforce. We will take into account the needs of each business and of each marketplace, to ensure we are best positioned to serve our customers’ needs, while achieving a competitive cost structure. We intend to maintain the appropriate workforce level to do that.
116.	What will happen to employee’s compensation and benefits?
The Merger Agreement provides that the benefit programs for each company will remain, in aggregate, the same for one year after the merger closing. During this year, analysis will be done to determine the best strategy going forward. Local compensation and benefit market practices will influence any consolidation of plans. It is the intention to have over time consistent plans and policies for each market.
117.	What happens to Lucent stock employees hold in their 401K plans?
Their stock will be treated the same as all other shares of Lucent stock in that they will be converted to stock of the combined company at the agreed upon exchange ration.
It will continue to be managed through Fidelity Investments.
118.	Will this impact the pensions and benefits of any current Lucent or Alcatel retirees?
First let me remind you that Lucent’s pensions remain well-funded under the federally mandated ERISA rules. Lucent will continue to meet its pension obligations consistent with federal requirements.
Lucent has every intention with complying with the laws that govern pensions and pension funding. Lucent has and it will continue to do so.
Lucent will continue to meet its retiree healthcare obligations under the current legal guidelines. Beyond that, it is too early to determine how the company would address retiree healthcare, given the pending legislative developments and healthcare costs and practices in general.

That said, the combined company would have to balance its obligations to shareowner’s retirees and current employees by looking for ways to continue managing the costs of healthcare.
119.	Are you going to give employees options in the combined company?
The intent is to continue providing our employees with competitive compensation and benefit programs including a stock option program.
120.	What type of severance packages will people receive? Will the same type of package be offered to Lucent employees as to Alcatel employees?
The Merger Agreement provides that the existing severance benefits for both companies will remain in effect for two years following the close of the merger.
121.	Are you going to offer specific conditions for employees so that they become shareowner of the new company ? At what conditions?
Currently, both companies offer their employees stock purchase plans. At the consummation of the merger, the combined company expects to organize an employee shareowner program that will have favorable subscription conditions, which will apply to all employees of the combined new company.
Alcatel employees (FCP3A) own an approximate 1.9% stake in the company.
122.	Can you explain to people not familiar to the topic the pension and healthcare benefits topic?
Among other compensation and benefit elements, Lucent’s employees and retirees in the U.S. participate in one or more of the following benefit plans:
•	Management pension plan or occupational pension plan, which provide vital income to Lucent’s retirees.
•	Lucent’s pensions remain well-funded under the federally mandated ERISA rules, and respected for Lucent’s retirees consistent with federal requirements.
•	Postretirement health care benefit plans for former management employees or for former represented employees – plans under which Lucent provides a subsidy to help its retirees pay for healthcare after they retire.
•	Lucent currently provides retiree healthcare benefits for approximately 182,000 retirees and dependents.

•	114,000 total retirees, who include 46,000 management retirees and 68,000 formerly represented retirees and 68,000 dependents of retirees.
•	In the new company, we will continue to manage the cost of U.S. retiree healthcare, which remains a national crisis in the United States, and a competitive issue for U.S. companies battling in a global marketplace.

•	The new company will take a deep and thoughtful approach to how we will manage this issue both to maintain the new company’s competitiveness, while respecting the needs of our retirees.
123.	Will the combined company continue to subsidize retiree healthcare for Lucent’s retirees?
In the combined company, we will continue to manage the cost of U.S. retiree healthcare, which remains a national crisis in the United States, and a competitive issue for U.S. companies battling in a global marketplace. We are always looking at how to balance the needs of our retirees with funding levels that would enable to company to remain a viable competitor. Our goal is to be able to provide access to quality healthcare plans at a level of subsidy that the company can afford.
124.	Can you explain the funding requirements of pension plans in the mid term?
As we have said, Lucent does not expect to make contributions to its qualified U. S. pension plans in 2006 and 2007. Lucent is unable to provide an estimate of future funding requirements beyond 2007 for U.S. plans. However, under the current law Lucent believes it is unlikely that any required contributions would have a material effect on Lucent’s liquidity during 2008 through 2010.
ERISA (Employee Retirement Income and Security Act) measurements are made once a year on Dec. 31, which is the end of the plan year. Lucent expects to know the results of the Dec. 31, 2005, ERISA measurements some time in April.
125.	Will the new company take over pensions commitments of Lucent?
First, let us point out that Lucent’s pension funds remain well funded under the federally mandated ERISA rules. Lucent will become a subsidiary of a larger parent company after the merger, and will remain the plan sponsor of the Lucent pension plans. Accordingly, the transaction will not result in any change in the pension commitments of Lucent.
E.2 Unions
US
126.	In the US, what do Lucent’s unions think about this merger?
While Lucent cannot speak for its unions, Lucent will work closely with it unions to communicate the terms of the merger and the combined company will continue working with the unions to communicate the next steps of the integrations.
127.	In the US, how many of Alcatel and Lucent’s employees are represented by unions and what are the unions that represent the employees?

Approximately 2,900 of Lucent’s active employees are represented primarily by the Communications Workers of America (CWA) and the International Brotherhood of Electrical Workers (IBEW). There are no Alcatel employees in the U.S. represented by a labor union.
128.	In the US, will they continue to be represented by the same unions.
Yes.
129.	In the US, will you have to renegotiate your union contracts?
The combined company will continue to operate under the prevailing U.S. labor laws.
130.	In the US, did you give the required notice to your Unions?
We communicated with the unions as soon after we confirmed the merger talks and soon after the agreement was announced.
Europe
131.	In Europe, what do your unions think about this merger?
As required by law, employee representatives in Europe are grouped within a European Council (ECID), which includes 30 members. Alcatel will present the transaction to them, and the group will make its comments at a later date.
F            SPECIFIC QUESTIONS
F.1 Alcatel
132.	Can you provide a brief history of Alcatel?
Alcatel has its roots in the late 19th century as the publicly owned Compagnie Genereale d’Electricité, but it became a telecommunications specialist when it combined with the bulk of ITT’s telecom business in 1987, about 20 year ago. The international character of the company dates from that deal and was subsequently reinforced with significant later acquisitions such as different acquired companies, such as Rockwell (US) in 1991, Teletra (Italy) in 1992, Nortel Submarine & Cables (UK) in 1994, DSC (US) in 1998, Genesys (US) and Newbridge Networks (Canada) in 2000, and Timetra (US) in 2003, to name the most important. Furthermore, Alcatel also benefits from a significant position in China thanks to its long-lasting presence in that country since 1983 and its flagship subsidiary ASB.
133.	What kind of presence does Alcatel have in North America? What are its North American revenues?
It has some 9,000 employees in North America.
Alcatel’s North American revenues by subsidiary location in 2005 were €1.9 billion / $ 2.3 billion, which represents more than 14% of Alcatel 2005 Revenues.
134.	Where are Alcatel’s main locations?
Alcatel currently operates in more than 130 countries with operations across all continents. Alcatel’s headcount is geographically distributed approximately as follows: France 16,000; Germany 5,300; Italy 4 900; Belgium 2 200; Spain 1,400; Rumania 970; Austria 730; UK/Ireland 700; Nordics 590; Russia 550; Swiss 500; Portugal 330; The Netherlands 210; Australia 1 200; China 6,800; India 1,400; USA 6,200; Canada 2,800; Brazil 3,000; Mexico 520; and Egypt 430, to name the most important locations.
Alcatel’s 6 principal R&I centers are located in: France (Marcussis); Germany (Stuttgart); NA (Dallas& Ottawa); Belgium (Antwerpen); and China (Shanghai).
Alcatel has a major presence in North America, with main locations in Texas, California and Canada
135.	If any, what negotiations have taken place with other players?
We wouldn’t comment.
F.2 Lucent
136.	Can you provide a brief history of Lucent?
Lucent Technologies was initially the systems and technology units that had been part of AT&T Corp., including the research and development icon Bell Laboratories. Although we separated from AT&T on September 30, 1996, our history dates back to 1869 when the Western Electric Manufacturing Company was formed. By 1880, it was the largest electrical manufacturing company in the United States and it would become the exclusive developer and manufacturer of equipment for the Bell telephone companies that operated the United States’ telephone network. In 1907, AT&T (formerly American Bell) and Western Electric engineering departments were combined into a single organization that, in 1925, would become Bell Telephone Laboratories and generate some of the most significant scientific and technological discoveries of the 20th century.
Effective January 1, 1984, AT&T agreed to divest its local Bell telephone companies. As part of this divestiture, a new unit, AT&T Technologies, assumed Western Electric’s charter. In 1989, AT&T Technologies branched into several business units, which would all later combine with Bell Labs to become the original Lucent Technologies.
AT&T launched Lucent in April 1996 with an initial public offering. The spin-off was completed in September 1996 when AT&T distributed its shares of Lucent to AT&T shareowners.
137.	Where are Lucent’s main global locations? (employee headcount

500+)
United States (17,744); Germany (1,246); U.K. (792); Poland (571); Netherlands (529); China (3,192); India (1,388); Brazil (678).
138.	What kind of a presence does Lucent have in Europe? What are its revenues from the region.
Lucent employs around 4,700 people in Europe.
Lucent breaks out its revenue by four regions: North America; Caribbean and Latin America (CALA), Europe, Middle East and Africa (EMEA) and Asia Pacific (APac).
In FY05, Lucent generated €1.11 billion / $1.336 billion in EMEA – 14% of total company revenues, and an increase of 3% from FY04.
139.	Where in Europe does Lucent have a major presence?
Major countries include — Germany, France, Spain, Italy, Poland, The Netherlands,Ireland and the United Kingdom
We also have Lucent employees in Portugal, the Czech Republic, the Russian Federation, Belgium, Denmark, Norway, Sweden, Kazakhstan, Switzerland and Ukraine.
Lucent has 11 Bell Labs research and development centres across the region, in Nuernberg (Germany), Swindon (UK), Lannion and Le Plessis Robinson (France), Enschede and Hilversum (The Netherlands), Milan and Rome (Italy), Madrid (Spain), Dublin (Ireland) and Bydgoszcz (Poland)
140.	Have negotiations commenced with other players? If yes, who and why were they terminated? If no, then why not attempt to improve terms?
We wouldn’t comment on this.
141.	What are the implications of your recent acquisition of Riverstone?
We will look at several things, such as the impact on our customers if we make any changes, which product or technology has the most promise going forward, what areas are likely to have the most growth, the investments require, etc.
G COMPETITION
142.	What’s your new global competitive positioning?
Alcatel and Lucent’s products and markets are complementary and will create:
•	A leader — #1 in wireline; #2 in wireless (#1 in 3G spread spectrum); and #2 in services.

•	A well-diversified, global customer base and a strong position for expansion into emerging regions with a presence in more than 130 countries.
143.	Does the transaction improve your positioning in Triple Play vs. the move CSCO/SFA?
This transaction is clearly not an answer to the Cisco & Scientific Atlanta deal, as it is much broader than the IPTV perimeter.
Regarding IPTV, the new company will be a leader combining the leadership position of Alcatel with the expertise of the Bell Labs
144.	Whom do you now see as your closer competitor?
We do not comment on competition.
145.	Do you anticipate a reaction from other vendors? Rumors around divestment of Siemens Comm?
We do not comment on competition
G            COMPLIANCE
G.1 Alcatel’s compliance
146.	Update to Alcatel’s potential OECD/FCPA violations in Costa Rica- Ongoing
As stated in most recent filings with the US SEC and the French AMF : Alcatel immediately commenced and is continuing an investigation into this matter.
Alcatel contacted the United States Securities and Exchange Commission and the United States Department of Justice and informed them that Alcatel will cooperate fully in any inquiry or investigation into these matters. The SEC is conducting an inquiry into payments by Alcatel in foreign countries. Neither the Department of Justice nor the SEC has informed Alcatel what action, if any, they will take.
Alcatel is unable to predict the outcome of these investigations and civil lawsuits initiated by the Costa Rican Attorney General’s Office and Alcatel’s customer, ICE, and their effect on our business.
Based on the amount of revenue expected from Costa Rican contracts in 2006, Alcatel does not believe a loss of business in Costa Rica would have a material adverse effect on Alcatel as whole.
147.	Update to Alcatel’s potential OECD/FCPA violations in Taiwan-
Ongoing proceedings

As stated in most recent filings with the US SEC and the French AMF :
Alcatel immediately commenced and is continuing an investigation into this matter. This matter was reported to the DOJ and the SEC.
On November 15, 2005, the Taipei criminal district court found Taisel not guilty of the alleged violation of the Government Procurement Act. The former President of Taisel was not judged because he was not present or represented at the proceedings. The court found two Taiwanese businessmen involved in the matter guilty of violations of the Business Accounting Act.
The prosecutor has filed an appeal with the Taipei court of appeal.
Other allegations made in connection with this matter may still be under ongoing investigation by the Taiwanese authorities.
Based on the amount of revenue expected from Taiwanese contracts in 2006, Alcatel does not believe a loss of business in Taiwan would have a material adverse effect on Alcatel as whole.
148.	Lucent’s FCPA Update
Update to the company’s potential FCPA violation in Saudi Arabia – Ongoing litigation:
As stated Lucent’s most recent 10-Q filing with the SEC
•	During August 2003, the U.S. Department of Justice and the SEC informed us that they had each commenced an investigation into possible violation of the FCPA with respect to our Saudi Arabian operations.

•	These investigations followed allegations made by National Group for Communications and Computers. Ltd. (NGC) in an action filed against us on August 8, 2003.

•	As disclosed in a Form 8-K filing on November 8, 2004, our former Chairman and Chief Executive Officer, the former head of our Saudi Arabian operations and a third former employee received “Wells” notices from the SEC. The Wells notices indicated that the staff of the SEC is considering recommending that civil actions be taken against these three former employees for FCPA violations.

•	In early May 2005, the SEC Enforcement Staff notified representatives of these individuals that the Staff would not be recommending enforcement action against these individuals.

•	We have not received a Wells notice at this time, but the investigation is continuing with respect to Saudi Arabia.
Beyond that, we would not comment on this pending litigation.

149.	Update to Lucent’s potential FCPA violations in China – Ongoing litigation:
As stated Lucent’s most recent 10-Q filed with the SEC
•	In April 2004, we reported to the DOJ and the SEC that a FCPA compliance audit and an outside counsel investigation found incidents and internal control deficiencies in our operations in China that potentially involve FCPA violations.

•	We are cooperating with those agencies.

•	We believe these incidents and deficiencies did not have a material effect on our results of operations.

•	However, we cannot determine whether this matter will affect our future business operations in China.

•	We have not received a Wells notice at this time, but the investigation is continuing with respect to China.
Beyond that, we would not comment on this pending litigation.
150.	What have Alcatel and Lucent done to address their respective compliance issues?
Both Alcatel and Lucent have disclosed that they are the subject of ongoing investigations with respect to possible violations of the Foreign Corrupt Practices Act and/or anti-bribery domestic laws. Both companies are cooperating with the authorities in the relevant jurisdictions in these investigations and will continue to do so. Both Alcatel and Lucent are committed to ensuring that its employees and business partners conduct their businesses in accordance with applicable laws, and the combined company will continue this commitment.
SAFE HARBOR FOR FORWARD LOOKING STATEMENTS AND OTHER IMPORTANT INFORMATION
This document contains statements regarding the proposed transaction between Lucent and Alcatel, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the proposed transaction and other statements about Lucent and Alcatel’s managements’ future expectations, beliefs, goals, plans or prospects that are based on current expectations, estimates, forecasts and projections about Lucent and Alcatel and the combined company, as well as Lucent’s and Alcatel’s and the combined company’s future performance and the industries in which Lucent and Alcatel operate and the combined company will operate, in addition to managements’ assumptions. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties are based upon a number of important factors including, among others: the ability to consum mate the proposed transaction; difficulties and delays in obtaining regulatory approvals for the proposed transaction; difficulties and delays in achieving synergies and cost savings; potential difficulties in meeting conditions set forth in the definitive merger agreement entered into by Lucent and Alcatel; fluctuations in the telecommunications market; the pricing, cost and other risks inherent in long-term sales agreements; exposure to the credit risk of customers; reliance on a limited number of contract manufacturers to supply products we sell; the social, political and economic risks of our respective global operations; the costs and risks associated with pension and postretirement benefit obligations; the complexity of products sold; changes to existing regulations or technical standards; existing and future litigation; difficulties and costs in protecting intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. For a more complete list and description of such risks and uncertainties, refer to Lucent’s Form 10-K for the year ended September 30, 2005 and Alcatel’s Form 20-F for the year ended December 31, 2005 as well as other filings by Lucent and Alcatel with the US Securities and Exchange Commission. Except as required under the US federal securities laws and the rules and regulations of the US Securities and Exchange Commission, Lucent and Alcatel disclaim any intention or obligation to update any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
In connection with the proposed transaction, Alcatel and Lucent intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including the filing by Alcatel with the SEC of a Registration Statement on Form F-6 and a Registration Statement on Form F-4 (collectively, the “Registration Statements”), which will include a preliminary prospectus and related materials to register the Alcatel American Depositary Shares (“ADS”), as well as the Alcatel ordinary shares underlying such Alcatel ADSs, to be issued in exchange for Lucent common shares, and Lucent and Alcatel plan to file with the SEC and mail to their respective stockholders a Proxy Statement/Prospectus relating to the proposed transaction. The Registration Statements and the Proxy Statement/Prospectus will contain important information about Lucent, Alcatel, the transaction and related matters. Investors and security holders are urged to read the Registration Statements and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus and other documents filed with the SEC by Lucent and Alcatel through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus when they become available from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500 and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boétie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.
     Lucent and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Lucent’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on or about January 3, 2006. This document is available free of charge at the SEC’s web site at www.sec.gov and from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500.
     Alcatel and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Alcatel’s Form 20-F filed with the SEC on March 31, 2006. This document is available free of charge at the SEC’s web site at www.sec.gov and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boétie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.